Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement is made and entered into by and between Mozafar Maghsoudnia (the “Executive”) and InvenSense, Inc. (the “Company”).

Subject to the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of December 21, 2016, among the Company, TDK Corporation and TDK Sensor Solutions Corporation (the date of consummation of such transactions being the “Closing Date”), and the Executive’s continued employment until the Closing Date, the Company and the Executive agree as follows:

a)	The Executive shall resign from employment with the Company on the Closing Date.

b)	Subject to the Executive’s execution and non-revocation of the Release of Claims in the form attached as Exhibit A hereto, in accordance with paragraph 5 thereof, the Executive shall be entitled to receive the severance payments, accelerated vesting and benefits provided for in Sections 2(b)(i), (ii), (iii) and (iv) of his Executive Change in Control and Severance Agreement, effective as of May 20, 2014, by and between the Company and the Executive (the “Severance Agreement”). Such severance amounts and benefits shall be paid pursuant to the terms and conditions of the Severance Agreement.

c)	The Executive shall be subject to and comply with the non-solicitation, non-disparagement and confidential information provisions of Section 3(b), (c) and (d) of the Severance Agreement.

InvenSense, Inc.

By:	/s/ Behrooz Abdi	5/1/17
	[Name] Behrooz Abdi	date
[Title] CEO

Mozafar Maghsoudnia

/s/ Mozafar Maghsoudnia		5/1/2017
date

Exhibit A

Release of Claims

(see attached)

Exhibit A

RELEASE

THIS RELEASE (“Release”) is dated                     , 2017, by Mozafar Maghsoudnia (“Employee”) in favor of the Releasees (as defined below).

WHEREAS, it has been determined that Employee will resign from employment with InvenSense, Inc. (the “Company”); and

WHEREAS, in conjunction with this separation of employment, the Company and Employee desire to enter into an agreement setting forth the following terms and conditions.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employee agrees as follows:

1. Resignation and Payment. Employee hereby resigns his employment and from all positions and offices, if any, that he holds with the Company or its affiliates. In connection with Employee’s resignation, the Company agrees to make the following payments to Employee:

a)	The Company will pay Employee his earned but unpaid base salary in an amount equal to $[ ] on the next regularly scheduled payroll date following the date of this agreement.

b)	The Company will make a lump-sum payment to Employee in an amount equal to $480,000[1] on the next regularly scheduled payroll date following the Effective Date (as defined in paragraph 5) (the “Payment Date”).

c)	The Company will make a lump-sum payment to Employee in an amount equal to $[ ][2] on the Payment Date.

d)	If Employee elects continuation coverage under the Company’s medical plan pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company will reimburse Employee for the monthly COBRA premium payments paid by Employee for himself and his eligible dependents for the period beginning on the date of Employee’s termination of employment with the Company and ending on the earlier of (i) the date that is eighteen (18) months following such date of termination and (ii) the date that Employee becomes eligible to receive group health coverage from a subsequent employer. The Company and Employee agree that the Company’s obligation to pay the COBRA Reimbursement is subject to Employee’s compliance with his non-solicitation, non-disparagement and confidentiality obligations as set forth in Section 3 of his Executive Change in

[1]	Note to Draft: If Executive’s annual bonus for 2017 is less than $160,000, then this amount will be reduced by the difference between $160,000 and the amount of Executive’s annual bonus for 2017.
[2]	Note to Draft: Amount to equal cost of cashing out 100% of Employee’s outstanding equity awards, which will be converted into cash-based payments upon the merger.

Control and Severance Agreement, effective as of May 20, 2014, by and between Employee and the Company (the “Severance Agreement”); provided, however, that the first reimbursement under this paragraph 1(d) will be paid to Employee on the next regularly scheduled payroll date following the Effective Date and will include any amounts that were not paid following the date hereof because Employee had not executed this Release.

The Company and Employee agree that Employee shall not accrue or be eligible for any salary, pay, benefits or consideration from the Company other than as outlined in this paragraph 1, including, without limitation, any salary, pay, benefits or consideration under the letter agreement, dated December 20, 2016, by and between Employee and the Company, the Severance Agreement or any other agreement between Employee and the Company. Employee expressly acknowledges that he is not otherwise entitled to the payments outlined in subparagraphs 1(b) through 1(d) and that such compensation serves as adequate consideration for his release of claims and other commitments set forth in this Release.

2. Release in Full of All Claims. In exchange for the payments outlined in subparagraphs 1(b) through 1(d), Employee, for Employee and for Employee’s agents, attorneys, heirs, administrators, executors, assigns and other representatives, and anyone acting or claiming on his, her or their joint or several behalf, hereby releases, waives and forever discharges the Company, including its past or present employees, officers, directors, trustees, board members, stockholders, equityholders, agents, affiliates (including, but not limited to, TDK USA Corporation and its affiliates), parent entities, subsidiaries, heirs, administrators, successors, assigns and other representatives, insurers and anyone acting on its or their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities and other losses that Employee has or may have against the Company or the other Releasees, including any that relate to Employee’s employment with the Company or any of its affiliates or subsidiaries or the termination thereof. By way of example only, and without limiting the immediately preceding sentence, Employee agrees that Employee is releasing, waiving and discharging any and all claims against the Company and the other Releasees under (i) any federal, state or local employment law or statute, including, but not limited to, Title VII of the Civil Rights Act(s) of 1964 and 1991, the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act (WARN) or the Uniformed Services Employment and Reemployment Rights Act (USERRA) and applicable state employment law(s), including, but not limited to, the California Fair Employment and Housing Act or Government Code or Labor Code provisions or (ii) any federal, state or municipal law, statute, ordinance or common law doctrine (including, but not limited to, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, wrongful discharge in violation of public policy, infliction of emotional distress, negligence, invasion of privacy, interference with contractual relationship, defamation and fraud); provided, however, that Employee specifically does not release any claims to challenge the validity of this Release under the ADEA or any claims that Employee cannot waive by operation of law.

Nothing contained herein shall be construed to prohibit Employee from filing a charge with the Equal Employment Opportunity Commission or participating in investigations by that

2	Release – Maghsoudnia

entity. However, Employee acknowledges that the release Employee executes herein waives Employee’s right to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including, but not limited to, back pay, front pay or reinstatement. Employee further agrees that if any person, organization or other entity should bring a claim against the Releasees involving any matter covered by this Release, Employee will not accept any personal relief in any such action, including damages, attorneys’ fees, costs and all other legal or equitable relief.

Employee further understands that nothing contained herein is intended to interfere with or discourage Employee’s good faith disclosure to any governmental entity related to a suspected violation of the law, and nothing contained herein waives or releases Employee’s right to receive money for disclosing such information to a government agency. Employee further understands that Employee will not be subject to retaliation by the Company for a disclosure made pursuant to this provision.

Employee agrees that no fact, event, circumstance, evidence or transaction, which could now be asserted or which may hereafter be discovered, shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Employee acknowledges that Employee fully understands the following provisions of Section 1542 of the California Civil Code:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee expressly and voluntarily waives each and all claims, rights or benefits Employee has or may have under Section 1542 of the California Civil Code to the fullest extent that Employee may lawfully waive such claims, rights and benefits in connection with this Release.

3. No Claims Filed. Employee affirms that, as of the date of execution of this Release, Employee has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or any of the other Releasees.

4. Assistance to Others. Employee agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the Equal Employment Opportunity Commission or other governmental agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of its Releasees, except as required by law, subpoena or other compulsory process.

5. ADEA/OWBPA Waiver and Acknowledgement. Insofar as this Release pertains to the release of Employee’s claims, if any, under the Age Discrimination in Employment Act (ADEA), Employee, pursuant to and in compliance with the rights afforded Employee under the Older Workers Benefit Protection Act (OWBPA): (a) is hereby advised to consult with an attorney before executing this Release; (b) is hereby afforded at least twenty-one (21) days to consider this Release; (c) may rescind this Release any time within the seven (7) day

3	Release – Maghsoudnia

period following Employee’s execution of the Release; (d) is hereby advised that this Release shall not become effective or enforceable until the seven (7) day revocation period has expired; and (e) is hereby advised that Employee is not waiving claims that may arise after the date on which Employee executes this Release. If this Release is revoked within the revocation period, the Company shall have no obligation to make the payments outlined in subparagraphs 1(b) through 1(d). If this Release is not revoked within the revocation period, this Release will be effective and enforceable on the date immediately following the last day of the seven (7) day revocation period (the “Effective Date”).

6. Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of California without giving effect to conflict of laws principles.

7. Taxes. The Company (or any affiliate thereof) shall withhold from the payments made under paragraph 1 all federal, state, city or other taxes as the Company (or any affiliate thereof) is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of the Severance Agreement or this Release, neither the Company nor any of its affiliates shall be obligated to guarantee any particular tax result for Employee with respect to any payment provided to Employee, and Employee shall be responsible for any taxes imposed on Employee with respect to any such payment.

8. Severability. Should any provision of this Release be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Release. The waiver of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any other provision of this Release or a waiver of any subsequent breach of the same provision.

9. Voluntary Execution. Employee acknowledges that Employee is executing this Release voluntarily and of Employee’s own free will and that Employee fully understands and intends to be bound by the terms of this Release. Further, Employee acknowledges that Employee received a copy of this Release on April 28, 2017, and has had an opportunity to carefully review this Release with Employee’s attorney prior to executing it or warrants that Employee chooses not to have Employee’s attorney review this Release.

10. No Assignment of Claims. Employee hereby represents and warrants that Employee has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

[Signature on Following Page]

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IN WITNESS WHEREOF, Employee and a duly authorized representative of the Company and the Parent hereby certify that they have read this Release in its entirety and voluntarily executed it in the presence of competent witnesses, as of the date set forth under their respective signatures.

EMPLOYEE	INVENSENSE, INC.

By:
Mozafar Maghsoudnia	Name:
Title:

Date	Date

Witness	Witness

Date	Date

[Signature Page to Release – Maghsoudnia]